UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Soliciting Material Pursuant to §240.14a-12

COEUR D’ALENE MINES CORPORATION

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TheStreet.com
•	Simon Constable: TheStreet.com, Correspondent

•	Dennis Wheeler, CEO, Coeur d’Alene Mines:
Simon Constable:
Hi, you’re watching TheStreet.com TV. I’m Simon Constable, and I write for TheStreet.com. Today I’m joined by Dennis Wheeler. He is CEO of Coeur d’Alene Mines, which is the largest primary silver producer in the world.
Welcome back to TheStreet.com.
Dennis Wheeler:
Great to be here again with you, Simon.
Constable:
I’ve been looking at the stock price chart for Coeur d’Alene Mines. And basically it seems since last May stocks have gone from around seven to currently around three and a half—not great performance. You were saying earlier it’s been performing better in recent weeks. What’s going on? What’s been dogging the stock?
Wheeler:
Well, of course, we had a decline overall in the index, beginning last, May. The stock has been performing, reasonably well in recent weeks, but two things I think are attributable to our unlocked value: One is people are waiting to see what happens, in Bolivia politically and tax-wise—where our San Bartolome project—nine million ounces of silver a year—is on-schedule and on-budget, will come back online in 2009. I’ve just come back from Bolivia, and I think the government is exhibiting improved attitude on resolving those questions.
Constable:
So it’s not going the Chavez route, then of sort of acquisition...?
Wheeler:
No, not at all. They’ve, they’ve been moderate the last month or so there. I expect that to continue. And, secondly, in Alaska, our Kensington Gold Mine, where we are still building, but the Corps of Engineers that issued our permit has been, sued by some environmental organizations...
Constable:
And that was a suit about disposal of waste rock—is that right?
Wheeler:
That’s right—to prevent that disposal into a lake. And, we’re patiently working through that and, uh, having discussions. And hopefully we’ll find a way to resolve that as well.
Constable:
Now the other big thing that’s been happening has been the acquisition of another silver company by Coeur d’Alene. How’s that going?
Wheeler:
Yeah, we were on schedule there. We’ve got a major acquisition with a Canadian and Australian affiliated companies, that will basically double the size...
Constable:
That’s, that’s Pa—Palmarejo [sic]...
Wheeler:
Palmarejo and Bolnisi Gold, that will basically double the size of our company. It’ll by far and away make us the leader in terms of silver reserves and resources. It’ll materially put as compet [sic]—it’ll be in terms of the cost-curve for the industry. And...
Constable:
And is, isn’t that a accretive to earning stat acquisition?
Wheeler:
After the first two years, we expect to be strong. We come, creative [phonetic]—we’ll produce about thirty-two million ounces of silver and about two hundred and thirty thousand ounces of gold.

Constable:
Well, that, that’s great. Now, to wrap up: Where do you see the silver market going? Because that’s clearly what’s going to drive—in some ways, what’s going to drive more the stock price than anything else.
Wheeler:
Silver price has increased fifty-eight percent last year—a better performance than gold. I expect higher prices in the metal again this year, for strong fundamentals—mental supply and demand reasons. Growth continues in the industrial section, which needs nearly four hundred and fifty million ounces of silver a year. China consumption increased ten percent, but it’s the world’s most widely consumed—widely-used metal with new technologies and medical applications and electronics required every year.
Constable:
Or, or some soaked [sic]—silver about, around thirteen to fourteen dollars an ounce at the moment. Where’s it, where’s it going?
Wheeler:
Well, I, I, I...
Constable:
I know you said “higher,” but do you want to put a number on it?
Wheeler:
Well, I don’t know. Analysts seem to be talking about fifteen dollars. I’m very comfortable with silver going forward because of the basically flat mine supply with increasing demand every year another, thirty to forty million ounces.
Constable:
Thank you very much.
Wheeler:
Thank you, Simon.

Constable:
That was Dennis Wheeler, CEO of Coeur d’Alene Mines; and me, Simon Constable, for TheStreet.com TV. Stay tuned for more.
Additional Information
The proxy statement that Coeur plans to file with the United States Securities and Exchange Commission (“SEC”) and Canadian securities regulators and mail to its shareholders will contain information about Coeur, Bolnisi, Palmarejo, the Palmarejo project, the proposed transaction and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the proposed transaction. In addition to receiving the proxy statement from Coeur by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Coeur, without charge, from the SEC’s website (www.sec.gov) and the Canadian securities regulators’ website (www.sedar.com) or, without charge, from Coeur. This announcement is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Coeur. Coeur and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Coeur’s shareholders with respect to the proposed transaction. Information regarding any interests that Coeur’s executive officers and directors may have in the proposed transaction will be set forth in the proxy statement. The Coeur shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Coeur intends to issue such Coeur shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.